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                                                                    Exhibit 99.2


Valassis Announces Pricing of Zero Coupon Convertible Senior Notes PR Newswire - May 24, 2001 12:47pm


Proceeds to Pay Down Existing Debt

LIVONIA, Mich., May 24 /PRNewswire/ -- Valassis (NYSE: VCI) announced today that it established the terms of its 20-year, zero coupon convertible senior notes. Valassis previously announced that it was offering the notes for sale to qualified institutional investors through a private placement. The notes will be sold for an issue price of $551.26 per $1,000 principal amount at maturity. The issue price represents a yield to maturity of 3.0 percent per year.

Valassis will issue notes with an aggregate issue price of approximately $150 million (approximately $272.1 million aggregate principal amount at maturity). Valassis has also granted the initial purchaser of the offering a 30-day option to purchase additional notes with an aggregate issue price of approximately $15 million (representing approximately $27.2 million in additional aggregate principal amount at maturity). Valassis may call the notes in whole or in part on or after June 6, 2006. Holders may require Valassis to repurchase the notes at specified prices on the third, fifth, tenth and fifteenth anniversaries of the closing date of the notes. On the third and fifth anniversaries, Valassis may pay the repurchase price in cash or shares of Valassis common stock, or a combination thereof. The notes are generally convertible at the option of the holders into 11.8316 shares of Valassis' common stock per $1,000 face amount of note (equivalent at issuance to $46.592 per share of common stock), subject to certain adjustments, provided that the common stock has traded at or above 120% of the accreted convertible value ($55.91 as of the 5/23/01 market close) for 20 trading days out of any 30 trading-day period. The notes are also convertible under other certain circumstances.

If the trading price of the notes exceeds 120% of the accreted value in any six month period after June 6, 2006, Valassis will pay holders contingent interest in the subsequent six month period equal to the cash dividends, if any, payable on Valassis' common stock subject to a minimum of 0.30% of the conversion value of the notes.

As previously announced, Valassis intends to use the net proceeds of the offering primarily to pay down existing indebtedness and for general corporate purposes.

Consummation of the sale of the notes is subject to customary closing conditions, and there can be no assurance that the offering of the notes will be consummated. Closing is scheduled for June 6, 2001.
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This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

/CONTACT: Lynn Liddle of Valassis, 734-591-7374, Fax, 734-591-4503, liddlel@valassis.com/